                                                                   Exhibit 12

                       RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our consolidated ratios of earnings to fixed charges for the years ended September 30:

                                                    2002          2001          2000          1999         1998
                                                    ----          ----          ----          ----         ----

Earnings
     Income before income taxes                 $ 4,509,104   $ 3,350,420   $ 2,912,363   $ 2,212,963   $ 1,701,984
     Fixed charges                               10,132,876     9,844,354     8,612,467     7,224,121     6,315,324
                                                -----------   -----------   -----------   -----------   -----------
         Earnings                               $14,641,980   $13,194,774   $11,524,830   $ 9,437,084   $ 8,017,308
                                                ===========   ===========   ===========   ===========   ===========

Fixed charges
     Interest                                   $ 9,598,667   $ 9,454,989   $ 8,334,493   $ 6,989,750   $ 6,102,603
     Estimated interest within rental expense       534,209       389,365       277,974       234,371       212,721
                                                -----------   -----------   -----------   -----------   -----------
         Fixed charges                          $10,132,876   $ 9,844,354   $ 8,612,467   $ 7,224,121   $ 6,315,324
                                                ===========   ===========   ===========   ===========   ===========

Ratio of earnings to fixed charges                  1.44          1.34          1.34          1.31          1.27